Exhibit 23 (j)






INDEPENDENT AUDITORS CONSENT


We consent to the continued use of our reports dated May 7, 1999 for Oak Hall Small Cap Contrarian Fund, Austin Global Equity Fund, Payson Balanced Fund, Payson Value Fund, Investors Growth Fund, Maine Municipal Bond Fund, New Hampshire Bond Fund, Investors High Grade Bond Fund, Investors Bond Fund, and TaxSaver Bond Fund, series of Forum Funds, incorporated herein by reference into the statements of additional information and to the references to us under the headings, "Financial Highlights" in the prospectuses and "Independent Auditors" in the statements of additional information.


/s/ Deloitte & Touch LLP

Boston, Massachusetts
July 30, 1999